Exhibit 5.1

KRAMER LEVIN NAFTALIS & FRANKEL LLP

July 29, 2014

FCB Financial Holdings, Inc.

2500 Weston Road, Suite 300

Weston, Florida 33331

Re: FCB Financial Holdings, Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to FCB Financial Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (File No. 333-196935) (as amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of up to 10,022,250 shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Common Stock”), including up to 5,165,738 shares of Common Stock to be issued and sold by the Company, including 807,250 shares subject to the underwriters’ over-allotment option described in the Registration Statement (the “Primary Shares”), and up to 4,856,512 shares of the Common Stock to be offered and sold by certain selling shareholders named in the Registration Statement (the “Selling Shareholders”), including 500,000 shares subject to the underwriters’ over-allotment option described in the Registration Statement (the “Secondary Shares”, and together with the Primary Shares, the “Shares”).

In rendering this opinion, we have reviewed copies of the Registration Statement, the Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, certain resolutions of the Board of Directors of the Company and the form of underwriting agreement between the Company, the Selling Shareholders and the underwriters named therein, which will be filed as Exhibit 1.1 to the Registration Statement.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Company, public officials and others. We have not independently verified the facts so relied on.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that (i) the Primary Shares have been duly authorized and when the Primary Shares have been issued and delivered against payment therefor in the manner described in the Registration Statement, the Primary Shares will be validly issued, fully paid and non-assessable, and (ii) the Secondary Shares have been duly authorized and validly issued and are fully paid and non-assessable.

We do not express any opinion with respect to any law other than the General Corporation Law of the State of Delaware, the laws of the State of New York and the federal securities laws of the United States of America.  This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Thomas E. Constance, a member of this firm, is a director of the Company.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

Kramer Levin Naftalis & Frankel LLP